Fidelity & Guaranty Life Reports Fiscal Second Quarter 2017 Results
DES MOINES, Iowa: May 3, 2017 -- Fidelity & Guaranty Life (NYSE: FGL), a leading provider of annuities and life insurance, today announced financial results for the fiscal second quarter of 2017.

•	Reported net income was $22 million or $0.38 per diluted share for the second quarter

•	Adjusted operating income was $36 million or $0.62 per diluted share for the second quarter

•	Total annuity sales were $732 million; including fixed indexed annuity ("FIA") sales of $438 million, up 5% over prior year

•	Indexed universal life ("IUL") sales increased 27% over prior year to $14 million

•	Average assets under management increased to $20.0 billion, up 9% over prior year
Net income for the fiscal second quarter of 2017 ended on March 31, 2017(1) was $22 million or $0.38 per diluted common share. Adjusted operating income for the fiscal second quarter of 2017 was $36 million, or $0.62 per diluted share, compared to adjusted operating income of $43 million, or $0.73 per diluted share, in the prior year period.
The table below reconciles reported after-tax net income to adjusted operating income ("AOI").

(In millions)	Three months ended March 31,
	(Unaudited)
Reconciliation from Net Income to AOI(2):	2017	2016	Increase (decrease)
Net income	$22	$9	$13
Effect of investment losses (gains), net of offsets	15	(5)	20
Effect of change in FIA embedded derivative discount rate, net of offsets	(2)	43	(45)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	8	14	(6)
Tax impact of adjusting items	(7)	(18)	11
Adjusted operating income	$36	$43	$(7)
See footnotes at end of release.

The current quarter included net unfavorable items of $3 million or $0.05 per diluted share. The prior year quarter included net favorable items of $10 million or $0.17 per diluted share. The table below details notable items in both periods.

Current Year Fiscal Quarter
- Net unfavorable adjustments related to higher deferred acquisition cost ("DAC") amortization, primarily due to equity market fluctuations	($3) million
- Higher expense related to merger transaction costs & legacy incentive compensation plans	($3) million
- Favorable actual to expected mortality within single premium immediate annuity ("SPIA") product line and other annuity reserve movements	$3 million
Prior Year Fiscal Quarter
- Favorable performance within SPIA product line	$5 million
- Net favorable adjustments related to lower DAC amortization, primarily due to equity market fluctuations	$6 million
- Higher expense related to merger transaction costs	($1) million

"Our business momentum continues and we delivered another strong quarter with year-over-year increases in sales, net income, net investment income and assets under management,” said Chris Littlefield, President and CEO of FGL.  “We are continuing to explore and negotiate strategic alternatives with other parties in light of our termination of the merger agreement with Anbang and are working to maximize value for our shareholders."

Summary Financial Results (Unaudited)

	Three months ended March 31,		Six months ended March 31,
(In millions, except per share data)	2017	2016	2017	2016
Fixed indexed annuity sales (2)	$438	$418	$989	$855
Total annuity sales (2)	$732	$601	$1,380	$1,090
Average assets under management (2)	$20,162	$18,465	$19,963	$18,349
Net investment spread - FIA (2)	3.05%	2.93%	3.03%	2.94%
Net investment spread - All products (2)	2.41%	2.27%	2.35%	2.21%
Net income	$22	$9	$130	$57
Net income per diluted share	$0.38	$0.16	$2.23	$0.98
Adjusted operating income (“AOI”) (2)	$36	$43	$77	$74
AOI per diluted share (2)	$0.62	$0.73	$1.32	$1.26
Weighted average basic shares	58.3	58.3	58.3	58.3
Weighted average diluted shares	58.4	58.6	58.4	58.6
Total common shares outstanding	59.0	59.0	59.0	59.0
Book value per share	$32.34	$25.63	$32.34	$25.63
Book value per share, excluding AOCI (2)	$27.41	$24.90	$27.41	$24.90
See footnotes below.

Sales In Line With Expectations
Sales of our core fixed indexed annuity product were $438 million in the current period, an increase of 5% over the prior year quarter. We continue to maintain a disciplined approach to achieve new business profitability and capital targets. FIA sales levels in recent quarters reflect continued strong and productive partnerships with our independent marketing organizations ("IMO's").
Sales of multi-year guarantee annuities ("MYGA") were $158 million in the current quarter as compared to $183 million in the same period last year. During the quarter, we entered into a $136 million funding agreement with Federal Home Loan Bank, under an investment spread strategy. This funding agreement is reflected as an institutional spread based product and we view this volume as subject to fluctuation period to period. Total annuity sales were $732 million for the current quarter, an increase of 22% over the prior year quarter.
Indexed universal life sales in the quarter were $14 million, an increase of 27% compared to $11 million last year. This increase reflects FGL's efforts to grow our IUL business with expanded distribution.

Investment Portfolio Performance
Overall, the investment portfolio is performing in line with expectations. Net investment income in the current period was $247 million, an increase of 9% compared to $227 million for the same period last year. This growth was right in line with the increase in average assets under management ("AAUM"), which were up $1.6 billion or 9% over the prior year from sales and stable policy owner retention trends.
The average earned yield on the total portfolio in the quarter was 4.90%, consistent with 4.91% in the prior year quarter. Asset purchases during the quarter were $0.9 billion at an average yield of 5.22%. Asset purchases during the current quarter were primarily in investment grade corporate bonds, structured securities, and also included a modest allocation to private credit strategies with a focus on current income, which helped lift the overall new money rate. The average NAIC rating for the portfolio remains approximately 1.5.

Net investment spread across all product lines increased 14 basis points to 241 basis points, compared to fiscal second quarter 2016. Net investment spread in the current quarter for fixed indexed annuities was consistent with recent performance at 305 basis points.
The current period results included $21 million of impairments, before DAC amortization and taxes, $20 million of which was related to a single investment in a bank holding company that was placed into receivership by the FDIC. The impact to net income was $11 million, after DAC amortization and taxes.

Capital Management Trends

•
GAAP book value per share at March 31, 2017 was $32.34 on a reported basis; book value per share excluding accumulated other comprehensive income (“AOCI”) was $27.41, an increase of 10% year over year.

•	During the quarter, the Company drew down $5 million of its unsecured revolving credit facility. The remaining amount available under the revolving credit facility is $45 million.

•
As announced on May 1, 2017, the FGL Board of Directors has declared a quarterly dividend of $0.065 per share. The dividend is payable on June 5, 2017 to shareholders of record as of the close of business on May 22, 2017.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31, 2017	September 30, 2016
	(Unaudited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: March 31, 2017 - $19,501; September 30, 2016 - $18,521)	$20,052	$19,411
Equity securities, available-for-sale, at fair value (amortized cost: March 31, 2017 - $682; September 30, 2016 - $640)	712	683
Derivative investments	351	276
Commercial mortgage loans	579	595
Other invested assets	119	60
Total investments	21,813	21,025
Related party loans	71	71
Cash and cash equivalents	887	864
Accrued investment income	225	214
Reinsurance recoverable	3,426	3,464
Intangibles, net	1,184	1,026
Deferred tax assets, net	87	—
Other assets	204	371
Total assets	$27,897	$27,035

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$20,052	$19,251
Future policy benefits	3,435	3,467
Funds withheld for reinsurance liabilities	1,134	1,172
Liability for policy and contract claims	60	55
Debt	300	300
Revolving credit facility	105	100
Deferred tax liability, net	—	10
Other liabilities	903	746
Total liabilities	25,989	25,101

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued at March 31, 2017 and September 30, 2016)	$—	$—
Common stock ($.01 par value, 500,000,000 shares authorized, 58,991,806 issued and outstanding at March 31, 2017; 58,956,127 shares issued and outstanding at September 30, 2016)	1	1
Additional paid-in capital	715	714
Retained earnings	914	792
Accumulated other comprehensive income	291	439
Treasury stock, at cost (568,847 shares at March 31, 2017; 537,613 shares at September 30, 2016)	(13)	(12)
Total shareholders' equity	1,908	1,934
Total liabilities and shareholders' equity	$27,897	$27,035

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Six months ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
	(Unaudited)		(Unaudited)
Revenues:
Premiums	$3	$16	$14	$31
Net investment income	247	227	487	449
Net investment gains (losses)	81	(42)	132	21
Insurance and investment product fees and other	44	32	82	61
Total revenues	375	233	715	562
Benefits and expenses:
Benefits and other changes in policy reserves	268	188	288	369
Acquisition and operating expenses, net of deferrals	33	27	61	55
Amortization of intangibles	33	(3)	156	38
Total benefits and expenses	334	212	505	462
Operating income	41	21	210	100
Interest expense	(6)	(6)	(12)	(12)
Income before income taxes	35	15	198	88
Income tax expense	(13)	(6)	(68)	(31)
Net income	$22	$9	$130	$57

Net income per common share:

Basic	$0.38	$0.16	$2.23	$0.98
Diluted	$0.38	$0.16	$2.23	$0.98
Weighted average common shares used in computing net income per common share:
Basic	58.3	58.3	58.3	58.3
Diluted	58.4	58.6	58.4	58.6

Cash dividend per common share	$0.065	$0.065	$0.130	$0.130

RECONCILIATION OF BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions, except per share data)	March 31, 2017	September 30, 2016
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,908	$1,934
Less: AOCI	291	439
Total shareholder's equity excluding AOCI	$1,617	$1,495

Total shares outstanding	59.0	59.0
Weighted average shares outstanding - basic	58.3	58.3
Weighted average shares outstanding - diluted	58.4	58.6

Book value per share	$32.34	$32.80
Book value per share, excluding AOCI(2)	$27.41	$25.36

Footnotes:

(1)	Fidelity & Guaranty Life’s fiscal year ends on September 30.

(2)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

Update On Review Of Strategic Alternatives
On April 17, 2017, FGL announced the termination of the merger agreement with Anbang Insurance Group Co., Ltd. ("Anbang"). In addition, FGL announced that its Board of Directors was continuing to evaluate strategic alternatives to maximize shareholder value and had received interest from a number of parties. FGL does not intend to disclose developments with respect to its process for the evaluation of the strategic alternatives until such time that it determines otherwise in its sole discretion or as required by applicable law. There can be no assurance that FGL's evaluation of strategic alternatives will result in a transaction, or that any transaction, if pursued, will be consummated. FGL's evaluation of strategic alternatives may be terminated at any time with or without notice.
Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including other-than-temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the interest rates used to discount the FIA embedded derivative liability, and (iii) the effect of change in fair value of the reinsurance related embedded derivative. All adjustments to AOI are net of the corresponding value of business acquired ("VOBA") and DAC impact. The income tax impact related to these adjustments is measured using an effective tax rate of 35%, as appropriate.
While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies.
Average assets under management ("AAUM") is the sum of (i) total invested assets at amortized cost, excluding derivatives, (ii) related party loans and investments and (iii) cash and cash equivalents at the end of each month in the period divided by the number of months in the period.
Book value per share excluding AOCI is calculated as total stockholders' equity excluding AOCI divided by the total number of shares of common stock outstanding.

Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call and Earnings Release
In light of the ongoing review of strategic alternatives, FGL has elected to discontinue conference calls to discuss quarterly and annual results, pending the outcome of the strategic review. FGL will continue to issue its earnings press releases and quarterly financial supplement.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life, headquartered in Des Moines, Iowa, trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including as to FGL's evaluation of strategic alternatives and regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; possible risks and uncertainties arising from FGL's evaluation of strategic alternatives; and other factors discussed in FGL's filings with the SEC including its Form 10-K for the year ended September 30, 2016, and its Form 10-Q for the quarter ended December 31, 2016, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Lisa Foxworthy-Parker
Fidelity & Guaranty Life
Investor.Relations@fglife.com
515-330-3307

Media Contact:
Sard Verbinnen & Co

Jamie Tully or David Millar, 212-687-8080

Source: Fidelity & Guaranty Life